EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Core AI Holdings, Inc.

Consent is hereby given to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-291487) of Core AI Holdings, Inc. of the report of Bush & Associates CPA, dated November 13, 2025, relating to the consolidated financial statements of Core AI Holdings, Inc. as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025, included in the Annual Report on Form 20-F of Core AI Holdings, Inc. filed with the Securities and Exchange Commission on May 15, 2026.

/s/ Bush & Associates CPA

Bush & Associates CPA

Las Vegas, Nevada

June 10, 2026